EMPLOYMENT CONTRACT

THIS AGREEMENT, effective as of June 10, 1996, is made between Nimbus Manufacturing Inc., a Virginia Corporation, hereinafter "The Company" and
David J. Trudel, hereinafter "The Employee".

WHEREAS, the Company desires to employ Employee; and

WHEREAS, Employee desires to accept such employment;

NOW, THEREFORE, in consideration of the foregoing and the material advantages accruing to the parties and covenants contained herein, the Company and Employee mutually agree as follows:

1.    Employment and Duties
      The Company agrees that it will employ Employee as Executive Vice President and General Manager of North American Operations of the Company for the Term (as hereafter defined). Employee agrees to devote his full time and attention during normal working hours to the business of the Company and to perform those services usually commensurate with the responsibilities of a General Manager. Employee agrees to undertake full management responsibility for the North American operations of the Company, and to perform other further services as may be assigned to him from time to time by the Board of Directors of the Company and the President and Chief Executive Officer of Nimbus Manufacturing Inc. consistent with his position.

2.    Term
      The Company agrees to employ Employee and Employee agrees to serve the Company for the following period (the "Term"):

      (a) One year beginning June 10, 1996 and continuing through June 9, 1997; and
      (b) Thereafter for six-month periods until this Agreement is terminated by either party in accordance with (Sections 5, 6, 7, or 8 of this Agreement).

3.    Salary
      During the Term, the Company shall pay to Employee, in approximately equal biweekly payments, a salary payable at the rate of not less than $181,000 per year, subject to withholding as required by law or agreed to by the parties.

      The parties agree that Employee=s salary cannot be deceased during the Term, but can be increased at the sole discretion of the Company. The Company agrees to a salary review no later than June 10, 1997.

4.    Other Benefits
      During the Term, Employee shall be entitled to:

      (a) participate in such employee benefit programs, including pension programs and 401(k) programs, as are generally available to other employees of the Company from time to time subject to any changes or amendments to such programs made by the Company;

      (b) accrue and take vacation and other leave time in the same manner and fashion as are generally available to other employees of the Company taking into account length of service and position subject to any changes or amendments to such leave policies from time to time made by the Company, but in no event less than three weeks vacation annually;

      (c) The Company agrees to a minimum bonus of 20% of salary for fiscal 1997 if the agreed bonus objectives are achieved. The bonus objectives for fiscal 1997 will be agreed not later than July 30, 1996;

      (d) an automobile allowance of eight hundred dollars ($800.00) per month;

      (e) reimbursement for substantiated, reasonable expenses incurred by Employee in performing the duties hereunder in accordance with the policies of the Company.

5.    Termination by Death or Disability

      (a) Should Employee die during the Term, the Company shall be obligated to pay to Employee=s personal representative any salary and benefits to which Employee may be entitled pursuant to Section 7 hereof.

      (b) Should Employee become physically or mentally unable to perform substantially all of the duties of employment, Employee will be entitled to disability benefits as provided by the benefit programs of the Company. Employee will not be entitled to collect salary under this Agreement while receiving such disability benefits.

6.    Termination for Cause

      (a) The Company may elect to terminate its obligations hereunder for cause and remove Employee from employment with the Company. The company is not required to give prior written notice of an intention to terminate for cause. If the Company does so, all its obligations to Employee under this Agreement shall cease immediately upon the termination of employment.

      (b)   For purposes of this section, "cause" shall mean:

            i.    continued and deliberate neglect by Employee of employment duties;
            ii. criminal misconduct of Employee in connection with the performance of any duties, including by way of example but not limitation, misappropriation of funds or property of the Company or any of its subsidiaries, attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or any of its subsidiaries or affiliates;

            iii. conduct by Employee that would result in material injury to the reputation of the Company or any of its subsidiaries or affiliates if Employee were retained in his position with the Company, including by way of example but not limitation, conviction of a felony; or

            iv. a lawsuit or other legal action being threatened or brought against Employee, the Company or both by third parties alleging that Employee, in executing or performing this Agreement, has violated other agreements, covenants or duties owed by Employee to such third party.

7.    Termination Not for Cause
      If the Company terminates it obligations hereunder and removes Employee from employment for reasons other than for cause, then the Company shall be obligated to pay to Employee the greater of:

      (a) an amount equal to one year's salary for the first year and an amount equal to six months salary thereafter;

      (b) all salary and benefits specified in this Agreement from the date of termination to the end of the then current Term, without any further extensions pursuant to Section 2(b) except that the Company shall not be obligated to make any contributions to its pension plan on behalf of Employee beyond those due as of the date of Employee's removal.

8.    Termination by Employee
      If Employee resigns or voluntarily terminates employment with the Company, the Company's obligations to Employee under this Agreement shall terminate and the Company shall have no further liability to Employee hereunder. Employee agrees to give at least 90 days notice before resigning or voluntarily terminating employment.

9.    Confidentiality
      Any and all agreements between the Company and Employee regarding confidentiality and/or employee invention remain in full force and effect of their own accord and by their own terms and are not modified, superseded or governed by the terms of this Agreement, nor do they terminate upon the termination of this Agreement.

10.   Noncompetition

      (a) After termination of Employee=s employment with the Company, for whatever reason, Employee will not, for a one (1) year period following such date of termination, without the written permission of the Company, in the United States of America, directly or indirectly:

            i. enter into the employ or render any services to any person or entity engaged in any ACompetitive Business@ (as defined below);

            ii.   engage in any Competitive Business for his own account;

            iii. become interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; provided, however, that nothing contained in this paragraph shall prohibit Employee from acquiring, solely as an investment through market purchases, securities of any corporation registered under the Securities Exchange Act of 1934 and which are publicly traded so long as Employee is not a party of any control group of such corporation; or

            iv. enter into the employ of or render any services to any person, firm or corporation that was, within two years prior to the expiration of the term of this Agreement, a party to an agreement with the Company having a term of one year or more and under which any goods, property or services of a substantial value to the Company was to be sold, leased, licensed or furnished to or by the Company on an exclusive basis;

            v. the phrase "Competitive Business" as used herein shall mean the manufacture of compact disc products, which shall mean any optical disc containing digital information or designed to have recorded thereon digital information, which digital information is encoded in accordance with the basic EFM coding scheme and the CIRC error correction scheme as defined in the standard specification of the sound storage and reproduction system known as the "Compact Disc Digital Audio System" developed and defined by N.V. Philips Gloeilampenfabrieken. For purposes of this Agreement, compact disc products shall include each of the optical discs presently or heretofore manufactured by Nimbus Manufacturing Inc. or its subsidiaries on a commercial scale, namely CD-A, CD-ROM, CD-XA, CD-I, CD-V, DVD, and DVD-ROM.

      (b) In the event of a breach of any of the provisions of Section 10, the Company shall have the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach will likely cause irreparable injury to the Company and that money damages will likely not provide an adequate remedy to the Company. Any payment which the Company may owe Employee as of the termination of his employment is contingent upon Employee's continued compliance with the provisions of this Agreement.

      (c) Upon termination of employment, the Company may notify anyone thereafter employing Employee of the existence and provisions of this Agreement.

11.   Indemnification
      Employee shall be indemnified to the fullest extent permitted by law, jointly and severally, by the Company and by each subsidiary of the Company, both during the Term and thereafter with respect to Employee's conduct while services as a director, officer or employee of the Company or any of its subsidiaries

12.   Stock Options
      Nimbus CD International, Inc. has granted to Employee, the following stock options subject to the terms and conditions of the 1995 Stock Option and Stock Award Plan: 20,000 shares of common stock to vest ratably over five years with the first vesting period to be March 31, 1997. The option to purchase stock will be at $_____.

13.   Moving Expenses
      The Company agrees to pay on Employee=s behalf and to reimburse Employee for all reasonable costs relating to Employee's relocation to Virginia from Connecticut, including the following:

      (a) temporary living expenses for six months from starting date to a maximum of $1,200 per month against agreed costs;

      (b) Realtor's commissions for the sale of the Employee's legal residence in an amount not to exceed 3% of the contracted sales price;

      (c)   documented packing, moving and storage expenses;

      (d)   $3,000 to cover closing costs on Employee=s residence.

      (e) general expenses to a maximum of $5,000 for house search to be agreed.

      Based on current tax law, the Company will increase Employee's salary by the amount of the actual incurred cost and will withhold and pay applicable tax due on items less the $3,000 exemption permitted under the code. No gross up for tax purposes is required for item (c) above.

16.   Severability
      The invalidity or  unenforceability  of any provision of this Agreement or the invalidity or unenforceability or any provision of this Agreement as applied to a particular occurrence or circumstances shall not affect the validity or enforceability of any of the other provisions of this Agreement or the other applicability of such provision as the case may be. The rights and remedies available to the Company under this Agreement shall be in addition to and not in lieu of any other rights and remedies available. If any of the provisions of this Agreement are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provisions shall then be enforceable.

17.   Binding Effect
      This Agreement shall be binding on the Employee and on the Company, and any successor, assign, subsidiary, parent or division of the Company. Should there be a consolidation or merger of the Company with or into another corporation, or a purchase of all or substantially all of the assets of the Company by another entity, it is agreed that the surviving or acquiring corporation will be liable for the performance of all of the Company=s obligations under this Agreement.

18.   Applicable Law
      This Agreement shall be construed and enforced under and in accordance with the laws of the Commonwealth of Virginia.

This Agreement signed this ____________ day of ___________.

                                    NIMBUS MANUFACTURING INC.

                                    By:   _________________________________
                                          Lyndon J. Faulkner
                                          President and Chief Executive Officer

                                    EMPLOYEE


                                    ---------------------------------------
                                    David J. Trudel